Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510

FOR IMMEDIATE RELEASE		Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600
BASIC ENERGY SERVICES COMPLETES
ACQUISITION OF MAVERICK COMPANIES
MIDLAND, Texas — July 11, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) announced today that it has completed the acquisition of the outstanding equity interests of the Maverick group of companies (“Maverick”) for a total cash consideration of $180.0 million, net of working capital acquired. Maverick, founded in 1996, provides stimulation, coil tubing and thru-tubing services from operating bases in Ft. Morgan, Grand Junction and Trinidad, Colorado; Farmington, New Mexico; Vernal, Utah and Bartlesville, Oklahoma. As of the date of the acquisition, Maverick employed more than 180 people and operated approximately 60,000 horsepower in its stimulation segment and 7 coil tubing spreads.
Basic expects this acquisition to be accretive to earnings immediately and contribute revenue and EBITDA (defined as earnings before interest, taxes, depreciation and amortization) of approximately $64.0 million and $22.0 million, respectively, in the second half of 2011. For 2012, Basic expects that the revenue contribution from this acquisition will be approximately $140.0 million.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Maverick is a great example of the type of acquisition that we believe helps build value for our shareholders. Maverick’s experienced management and well-trained field personnel combined with its high quality, late-model equipment has developed a reputation as a first-class service provider in markets where, for the most part, we do not currently compete. We look forward to providing the Maverick management team the resources necessary to continue building service capabilities within our footprint in the Rocky Mountain market. In addition, we believe the Maverick coil tubing platform provides us with an excellent foundation to rapidly build upon in several markets where we already have a substantial operating presence.”
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,200 employees in more than 100 service points throughout the major oil and gas producing regions in Texas,

Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.
Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2010 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
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